NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	Vice President, Manufacturer Relations/Public Affairs	Pete C. DeLongchamps	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, AUG. 3, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES RETIREMENT OF REGIONAL VICE PRESIDENT

HOUSTON, Aug. 3, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that Gregory W. Wessels, regional vice president, West Central region, has elected to retire from Group 1 Automotive, effective Aug. 2.

Wessels had served as regional vice president since January 2006. He joined Group 1 in 1999 as platform president when it acquired the Gene Messer Auto Group. Group 1’s West Central region, which includes dealerships in West Texas and New Mexico, accounted for 8.1 percent of the company’s revenues during the second quarter of 2006.

“Greg has made many significant contributions to Group 1’s success, and we thank him for his efforts,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.

The West Central region will be led by West Texas Market Director Carl Wilson and New Mexico Market Director Mark Wiggins. In the interim, Wilson and Wiggins, who reported to Wessels, will report to Frank Grese Jr., regional vice president of Group 1’s South Central region. The South Central region includes dealerships in Oklahoma, Central Texas and Southeast Texas.

“Carl and Mark are two of Group 1’s outstanding leaders, and their talent is indicative of the bench strength that exists within our management team,” said Hesterberg.

About Group 1 Automotive, Inc.
Group 1 owns 93 automotive dealerships comprised of 134 franchises, 33 brands and 29 collision service centers in California, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.